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Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

                                               Three Months Ended
                                                     March 31,
(Unaudited - Dollars in millions)                 1995         1994
Earnings:
 Income from continuing operations before
  income taxes                                  $ 85.4       $110.8
 Add:  Fixed charges                              10.0          5.9
Earnings as adjusted                            $ 95.4       $116.7
Fixed charges:
 Interest expense                               $  7.3       $  3.3
 Interest portion of rent expense                  2.7          2.6
Total fixed charges                             $ 10.0       $  5.9

Ratio of earnings to fixed charges                 9.5         19.8

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.